Amendment to Offer Letter between Galena Biopharma, Inc. and Thomas J. Knapp

This amendment (“Amendment”) to the Offer Letter dated June 23, 2015 between Galena Biopharma, Inc. and Thomas J. Knapp (“Offer Letter”) is made this December 31, 2015 and amends the Offer Letter with the following provisions:

1.	The term of the Amendment (“Amendment Term”) will commence on January 1, 2016 and end on September 30, 2016, unless sooner terminated as provide in the Offer Letter or is extended by mutual agreement.

2.
During the Amendment Term, the salary shall be $27,895.83 ($334,750 annualized) per month (prorated for any period of less than a full month), payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state and local withholding.

3.	You will be paid a 2015 bonus of $48,750 payable in January, 2016, in accordance with our standard bonus payment procedures.

4.
The Company will grant you under its Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”), a non-qualified stock option to purchase up to 225,000 shares of common stock of the Company. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will vest in 16 equal, quarterly installments over 4 years, beginning 3 months from the date of grant, so long as you remain in the Company’s continuous service through each monthly vesting date, and be on such other terms and provisions as are contained in the Company’s standard-form nonqualified stock option agreement under the 2007 Plan.

5.
This offer letter and any dispute concerning the validity, enforceability or interpretation of this offer letter or the terms of your employment will be governed by the internal laws of the State of California without regard to conflict-of-law principles.

All other terms in the Offer Letter shall remain in full force and effect.

Galena Biopharma, Inc.                Thomas J. Knapp

/s/ Mark W. Schwartz /s/ Thomas J. Knapp
By: Mark W. Schwartz
Title: President and Chief Executive Officer